EXHIBIT 99.1

CONTACT:	Barry Susson	Brendon Frey or
	Chief Financial Officer	Tom Ryan
	(215) 676-6000	(203) 682-8200
OR
OF:	Deb Shops, Inc.	Integrated Corporate Relations
	9401 Blue Grass Road	450 Post Road East
	Philadelphia, PA 19114	Westport, CT 06880

DEB SHOPS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Philadelphia, PA – November 16, 2006 – Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the third quarter ended October 31, 2006.

For the third quarter of fiscal 2007, net sales decreased 0.7% to $82.5 million compared to $83.1 million in the third quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $22.7 million resulting in a gross margin of 27.5% for the period. This compares to gross profit of $23.4 million and a 28.2% gross margin in the third quarter of fiscal 2006. Third quarter net income was $2.4 million compared to $3.1 million in the third quarter of fiscal 2006, while diluted earnings per share were $0.17 versus $0.21 in last year’s third quarter.

As of October 31, 2006, the Company had $120.4 million in cash and marketable securities, shareholders’ equity of $137.4 million, and no debt.

Marvin Rounick, President and CEO of Deb Shops, stated, “Our third quarter results were in line with the projections that support the sales and earnings guidance we provided in early October. That guidance reflects the impact of a later back to school season in certain states. This later season shifted sales from August to September compared with a year ago.” Mr. Rounick added, “Our business was mixed during the quarter, with some strength in dresses and tops, offset by weakness in bottoms and accessories. Looking ahead, we remain fully committed to further expanding our store base in order to drive top-line growth which should allow us to realize meaningful operating expense leverage and improve on our recent financial performance.”

Net sales for the first nine months of fiscal 2007 increased 1.3% to $239.6 million from $236.6 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, was $74.1 million resulting in a gross margin of 30.9% for the period. This compares to gross profit of $74.3 million and a 31.4% gross margin in the comparable prior year period. Net income for the period was $11.0 million, or $0.76 per diluted share, versus $12.4 million, or $0.88 per diluted share, in the first nine months of fiscal 2006.

During the third quarter of fiscal 2007, Deb Shops opened five new stores and closed one. As of October 31, 2006, the Company operated plus-size departments in 178 Deb stores.

Barry Susson, CFO of Deb Shops, added, “While we are disappointed with our year-over-year comparisons, we are pleased with our ability to maintain our quarterly dividend payout and still end the period with over $120 million in cash and marketable securities and no debt. We remain committed to growing our store base and believe our financial strength will enable us to do so while continuing to return value to our shareholders.”

Based on management’s current outlook, Deb Shops is reiterating its fiscal 2007 guidance of sales in the range of $325 million to $330 million with a corresponding fully diluted earnings range of between $1.40 and $1.50 per share. These amounts are based on a projected low- to mid-single-digit comparable store sales decrease for the full year, offset by net new store growth.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 338 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.

The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

(tables to follow)

Income Statement (Unaudited)

	Nine Months Ended October 31,		Three Months Ended October 31,

	2006	2005	2006	2005

Net sales	$239,641,679	$236,577,177	$82,525,663	$83,126,336
Cost of sales, including buying and occupancy costs	165,545,074	162,321,770	59,808,991	59,704,713

Gross profit	74,096,605	74,255,407	22,716,672	23,421,623
Operating expenses:
Selling and administrative	56,517,863	53,530,261	18,812,735	17,908,951
Depreciation and amortization	3,959,066	4,020,848	1,384,477	1,371,467

	60,476,929	57,551,109	20,197,212	19,280,418
Operating income	13,619,676	16,704,298	2,519,460	4,141,205
Other income, principally interest	3,258,795	3,233,237	1,158,769	859,932

Income before income taxes	16,878,471	19,937,535	3,678,229	5,001,137
Income tax provision	5,882,000	7,497,000	1,282,000	1,911,000

Net income	$10,996,471	$12,440,535	$2,396,229	$3,090,137

Net income per common share
Basic	$0.76	$0.88	$0.17	$0.21

Diluted	$0.76	$0.88	$0.17	$0.21

Weighted average number of common shares outstanding
Basic	14,326,336	14,060,414	14,327,808	14,319,308

Diluted	14,343,567	14,143,016	14,334,842	14,319,308

EBITDA(1)	$17,578,742	$20,725,146	$3,903,937	$5,512,672

Balance Sheet Highlights (Unaudited)

	October 31, 2006	October 31, 2005

Cash and cash equivalents	$28,454,464	$31,664,290
Marketable securities	$91,900,000	$74,500,000
Merchandise inventories	$26,236,671	$25,910,803
Total current assets	$153,443,280	$136,438,604
Property, plant and equipment, net	$25,350,770	$22,354,276
Total assets	$188,287,117	$167,927,038
Total current liabilities	$38,358,071	$36,036,005
Total liabilities	$50,874,512	$47,570,030
Shareholders’ equity	$137,412,605	$120,357,008

(1)EBITDA Reconciliation (Unaudited)

	Nine Months Ended October 31,		Three Months Ended October 31,

	2006	2005	2006	2005

Net income	$10,996,471	$12,440,535	$2,396,229	$3,090,137
Income tax provision	5,882,000	7,497,000	1,282,000	1,911,000
Depreciation and amortization	3,959,066	4,020,848	1,384,477	1,371,467
Other income, principally interest	(3,258,795)	(3,233,237)	(1,158,769)	(859,932)

EBITDA	$17,578,742	$20,725,146	$3,903,937	$5,512,672

(1)

EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.